NEWS RELEASE
846 N. Mart-Way Court, Olathe, Kansas 66061	Phone: 913-647-0158	Fax: 913-647-0132 investorrelations@elecsyscorp.com

FOR IMMEDIATE RELEASE:

ELECSYS CORPORATION TO LIST STOCK ON THE NASDAQ STOCK MARKET

Olathe, Kansas (February 27, 2009) - Elecsys Corporation announced today that its board of directors has approved the decision to switch the listing of its common stock from the NYSE Alternext U.S. LLC (formerly AMEX) to the NASDAQ Stock Market LLC.  Effective as of the close of trading on March 9, 2009, the Company’s shares will commence trading on NASDAQ under the symbol ESYS.

“This decision was reached after careful consideration of capital market alternatives and analysis of the electronic market model, which provides added visibility to our investors,” said Karl Gemperli, President and CEO of Elecsys Corporation.  “We believe that NASDAQ’s electronic multiple market maker structure will provide our Company with enhanced exposure and liquidity, while at the same time providing investors with the fastest execution and the lowest cost per trade.  We are proud to be a part of The NASDAQ Stock Market.”

About Elecsys Corporation
Elecsys Corporation operates three wholly owned subsidiaries, DCI, Inc., NTG, Inc., and Radix Corporation. DCI provides electronic design and manufacturing services for original equipment manufacturers in the aerospace, transportation, communications, safety, security and other industrial product industries. DCI has specialized expertise and capabilities to integrate custom electronic assemblies with a variety of innovative display and interface technologies. NTG designs, markets, and provides remote monitoring solutions for the gas and oil pipeline industry as well as other industries that require remote monitoring. Radix develops, designs and markets ultra-rugged handheld computers, peripherals and portable printers. The markets served by its products include utilities, transportation logistics, traffic and parking enforcement, route accounting/deliveries, and inspection and maintenance. For more information, visit our website, www.elecsyscorp.com.

About NASDAQ
NASDAQ is the largest U.S. electronic stock market.  With approximately 3,200 companies, it lists more companies and, on average, its systems trade more shares per day than any other U.S. market.  NASDAQ is home to companies that are leaders across all areas of business including technology, retail, communications, financial services, transportation, media and biotechnology.  NASDAQ is the primary market for trading NASDAQ-listed stocks.  For more information about NASDAQ, visit the NASDAQ website at www.nasdaq.com or the NASDAQ Newsroom at www.nasdaq.com/newsroom.

Safe-Harbor Statement
The discussions set forth in this press release may contain forward-looking comments based on current expectations that involve a number of risks and uncertainties. Actual results could differ materially from those projected or suggested in the forward-looking comments. The difference could be caused by a number of factors, including, but not limited to the factors and conditions that are described in Elecsys Corporation's SEC filings, including the Form 10-KSB for the year ended April 30, 2008. The reader is cautioned that Elecsys Corporation does not have a policy of updating or revising forward-looking statements and thus he or she should not assume that silence by management of Elecsys Corporation over time means that actual events are bearing out as estimated in such forward-looking statements.

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Investor Relations Contact:	Todd A. Daniels (913) 647-0158, Phone (913) 647-0132, Fax investorrelations@elecsyscorp.com
Media Inquiries Contact:	Shelley Bartkoski Hagen and Partners (913) 642-3715 sbartkoski@hagenandpartners.com